EXHIBIT 99(b)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL DECLARES
QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE

St. Louis, Missouri, October 27, 2005 -- The Furniture Brands International (NYSE:FBN) Board of Directors declared today a quarterly dividend of $0.15 per common share payable November 25, 2005 to shareholders of record at the close of business on November 7, 2005.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.